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                             AMENDMENT NO. 3 TO
                        THE DRESSER INDUSTRIES, INC.
                        1992 STOCK COMPENSATION PLAN



Effective September 18, 1997, the first two sentences of Section 3(a) of Part C of the Dresser Industries, Inc. 1992 Stock Compensation Plan is amended to read as follows:

     "In January of any even-numbered calendar year beginning with 1998, the Committee may select Officers and key employees to participate in an Award Cycle that began the last preceding November and the number of Stock Units in the Award to be granted to each. In such event, at the meeting held in that same January, the Board will establish the Objective for that same Award Cycle."